SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ----------------

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                   December 21, 2000 (December 19, 2000)
                     ---------------------------------
              Date of Report (Date of earliest event reported)


                        CHRIS-CRAFT INDUSTRIES, INC.
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)


        Delaware                   1-2999                 94-1461226
      (State of             (Commission File No.)       (IRS Employer
    Incorporation)                                      Identification Number)


                    767 Fifth Avenue, New York NY 10153
           --------------------------------------------------------------
        (Address of principal executive offices, including zip code)


                               (212) 421-0200
         ----------------------------------------------------------
            (Registrant's telephone number, including area code)


                               Not Applicable
       --------------------------------------------------------------
       (Former name or former address, if changed since last report)



Item 5.  Other Events.

        On December 19, 2000, a partial consent decree was lodged in U.S.
v. Montrose (C.D. Cal., no. CV 90-3122-R), which resolves the claims against all defendants (including, in addition to Chris-Craft, Montrose Chemical Corp. of California, Aventis Cropscience USA, Inc., and Atkemix Thirty Seven, Inc.) involving releases of hazardous substances to the Pacific Ocean. The decree, which must be approved by the District Court following public comment, embodies the terms of an agreement in principle reached in October 2000 during trial. Among the matters that have been settled are the plaintiffs' claims under CERCLA to recover natural resource damages and response costs associated with alleged contamination of offshore areas as a result of, among other things, discharges of hazardous substances such as DDT through an ocean sewer outfall owned and operated by the Los Angeles County Sanitation District. The decree also resolves the plaintiffs' claims to recover costs incurred by the U.S. Department of Justice in the litigation.

        Under the decree, the defendants have agreed to pay the plaintiffs a total of $73 million. This amount is to be paid into escrow in two parts ($50 million by December 25, 2000 and $23 million by May 1, 2001), and subsequently, depending on when final approval of the settlement is obtained, turned over to the plaintiffs. The decree does not resolve the plaintiffs' claims to recover response costs expected to be incurred as a result of alleged releases of hazardous substances by Montrose to certain onshore areas, such as its former plant site and certain nearby areas. Except for approving the decree, the court has adjourned further proceedings until June 19, 2001, including ruling on the plaintiffs' claim that Chris-Craft is liable for cleanup costs at onshore areas.


                                 SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Chris-Craft Industries, Inc.


                                    By:    /s/ Brian C. Kelly
                                        --------------------------------
                                    Name:  Brian C. Kelly
                                    Title: Senior Vice President,
                                           General Counsel & Secretary


Date:  December 21, 2000